STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

ARTICLE I

NAME

The name of the Corporation is AccelPath, Inc.

ARTICLE II

REGISTERED AGENT

The Corporations registered office in the State of Delaware is to be located at 1811 Silverside Road, Wilmington, Delaware 19810, New Castle County.  The registered agent in charge thereof is VCorp Services, LLC.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

CAPITAL STOCK

SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000 shares, of which 495,000,000 shares of a par value of $0.001 per share shall be designated "Common Shares" and 5,000,000 shares of a par value of $.001 per share shall be designated "Preferred Shares."

SECTION 2. The Board of Directors is authorized, from time to time, to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issue of such shares thereof, the number of shares of such series, and the powers, designations, privileges, preferences, limitations, restrictions, price and relative rights of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

ARTICLE V

BOARD OF DIRECTORS

The Board of the Corporation shall consist of at least one (1) director.  Each director (if more than one) shall serve until the first meeting of the stockholders of the Corporation, or until such director’s successors are elected and qualified.

ARTICLE VI

BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII

AMENDMENTS AND REPEAL

Except as otherwise specifically provided in this Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

ARTICLE IX

LIMITATION OF LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article IX shall eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct, a knowing violation of the law, under Section 174 of the DGCL or any successor provision, or for any transaction from which the director derived improper personal benefit.

If the laws of the State of Delaware are hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by said laws. Any repeal or modification of this Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the Corporation existing at the time of such repeal or modification.  This provision shall not affect any provision permitted under the DGCL, in this Amended and Restated Certificate, or in the By-laws or any contract or resolution of the Corporation indemnifying or agreeing to indemnify a member of the Board against personal liability.

ARTICLE X

DELAWARE SECTION 203

The Corporation expressly elects not to be governed by the Delaware General Corporation Law § 203.

ARTICLE XI

INCORPORATOR

The name and mailing address of the incorporator are as follows:

Name: Suzette O’Connor

Mailing Address: 352A Christopher Avenue, Gaithersburg, MD 20879

I, the Undersigned, the for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that they facts herein stated are true, and I have accordingly hereunto set my hand this 9th day of February, A.D. 2012

By:	/s/ Suzette Rodriguez O’Connor

Incorporator

Name: Suzette Rodriguez O'Connor